Exhibit 5.1

October 11, 2006

Cost Plus, Inc.

200 4th Street

Oakland, CA 94607

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 11, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,200,000 shares of Common Stock (“Shares”) reserved for issuance under your 2004 Stock Plan, as amended (the “2004 Plan”) and 1996 Director Option Plan, as amended (the “1996 Director Plan”, and together with the 2004 Plan, the “Plans”). As legal counsel for Cost Plus, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the respective agreement which accompanies each grant under the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation